Exhibit 99.1

CorMedix Signs Sales and Marketing Agreement with MKM Co-Pharma,

Bolsters Commercial Management Team to Ready

Neutrolin® Catheter Lock Solution for European Market

- Company pursues European marketing plans for lead product;

prepares for initiation of U.S. regulatory registration process -

Bridgewater, NJ, January 15, 2013 — CorMedix Inc. (NYSE MKT: CRMD), a pharmaceutical company focused on developing and commercializing therapeutic products for the prevention and treatment of cardiorenal disease, announced today that it has signed a commercial agreement with MKM Co-Pharma GmbH (http://mkm-europe.com/en/), a European sales, marketing and advertising company with extensive experience in the launch of cardiorenal products. CorMedix entered into this agreement while awaiting the outcome of its application in the European Union (EU) for a CE mark for Neutrolin®, a catheter lock solution (CLS). If approved for use in the EU, Neutrolin will be used for the prevention of catheter related bloodstream infection (CRBI) and maintenance of catheter patency in hemodialysis (HD) patients.

To help prepare for a successful launch of the Neutrolin solution, which is planned initially in Germany, MKM hired as a national sales manager Joachim Petrak, who led the German and Central European launch of Renagel (sevelamer), a phosphate binder used to control phosphorus levels in people with chronic kidney disease who are on dialysis. Mr. Petrak has extensive experience with therapeutics (devices and drugs) in the renal dialysis market and strong relationships with European key opinion leaders (KOLs) in this segment.

"We believe our new relationship with MKM, including the addition of Joachim Petrak, will help drive successful sales and marketing efforts for the Neutrolin catheter lock solution in Germany at first, and later in the European Union, in anticipation of product approval,” said Randy D. Milby, CorMedix Chief Executive Officer. “Together, we will aim to ensure that Neutrolin becomes widely available in Europe for patients with central venous catheters on hemodialysis secondary to advanced chronic kidney disease.”

“These activities reflect the recent business and management progress we’ve made at CorMedix,” Milby added. “After obtaining the CE mark, we plan to further our efforts for a U.S. FDA regulatory program for Neutrolin and to advance our company and pipeline programs.”

Recently, CorMedix reorganized the company bringing in a new management team to enhance its transformation into a commercial organization. Pharmaceutical industry executive Randy Milby was named Chief Executive Officer of CorMedix, supported by Richard Cohen, Chief Financial Officer, and Arthur Morelli, Vice President of Commercial Operations. Morelli brings 30 years of pharmaceutical experience at Du Pont Pharma, Du Pont Merck Pharma, Cardinal Health, Elan Biopharmaceuticals and Solstice Neurosciences.  Throughout his career, Morelli has held positions from sales representative to Executive Vice President of Commercial Operations.  The new management is focused on efficient execution, and will be the key link between CorMedix's operations in Germany and its Bridgewater, NJ headquarters.

Antony E. Pfaffle, M.D., a CorMedix founder and Chief Scientific Officer, remarked, "The test of a great new product is whether it can raise the standard of care for patients. We believe that, if approved, Neutrolin will reduce potentially life-threatening infections and prevent catheter loss. We are pleased to have achieved this important milestone that we believe will strengthen our ability to launch Neutrolin, once approved in the EU."

About CorMedix

CorMedix Inc. is a development-stage pharmaceutical company that seeks to in-license, develop and commercialize therapeutic products for the prevention and treatment of cardiac, renal and infectious diseases. CorMedix is currently pursuing the CE marking approval process in Europe, for Neutrolin® catheter lock solution for the prevention of catheter related bloodstream infections and maintenance of catheter patency in tunneled, cuffed, central venous catheters used for vascular access in hemodialysis patients. Please see http://www.cormedix.com for additional information.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. All statements, other than statements of historical facts, regarding management's expectations, beliefs, goals, plans or CorMedix's prospects, future financial position, future revenues and projected costs should be considered forward-looking. Readers are cautioned that actual results may differ materially from projections or estimates due to a variety of important factors, including: obtaining regulatory approvals to conduct clinical trials and to commercialize CorMedix's product candidates, including CE Marking for Neutrolin® in Europe; the outcome of clinical trials of CorMedix's product candidates and whether they demonstrate these candidates' safety and effectiveness; the risks and uncertainties associated with CorMedix’s ability to manage its limited cash resources, obtaining additional financing to support CorMedix's research and development and clinical activities and operations; CorMedix's ability to enter into and maintain collaborations with third parties for its development programs;CorMedix's dependence on its collaborations and its license relationships; achieving milestones under CorMedix's collaborations; CorMedix's dependence on preclinical and clinical investigators, preclinical and clinical research organizations, manufacturers and consultants; protecting the intellectual property developed by or licensed to CorMedix; and CorMedix's ability to maintain its listing on the NYSE MKT. These and other risks are described in greater detail in CorMedix's filings with the SEC, copies of which are available free of charge at the SEC’s website at www.sec.gov or upon request from CorMedix. CorMedix may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. CorMedix assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

Contacts:

Mike Beyer

Sam Brown Inc.

(773) 463-4211

beyer@sambrown.com